UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2017

ShotSpotter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38107	47-0949915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7979 Gateway Blvd., Suite 210, Newark, California		94560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 794-3134

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William J. Bratton as Director

On November 15, 2017 (the “Effective Date”), the Board of Directors (the “Board”) of ShotSpotter, Inc. (the “Company”) increased the authorized number of members of the Board from six to seven and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed William J. Bratton to serve as a Class I director. The Board has not yet determined which committees, if any, on which Mr. Bratton will serve. Mr. Bratton previously served as a member of the Board from April 2013 to December 2013.

Since September 2016, Mr. Bratton has served as Senior Managing Director of Teneo Holdings, a global CEO advisory firm, and as Executive Chairman of its Teneo Risk division. From January 2014 until September 2016, Mr. Bratton served a second term as Commissioner of the New York City Police Department, or NYPD, by appointment.  From November 2012 to December 2013, Mr. Bratton has served as Chief Executive Officer of the Bratton Group LLC, a New York City-based public safety and law enforcement consulting firm, which has consulted extensively in the United States and Latin America on policing, public safety and rule-of-law initiatives.  From September 2010 to November 2012, Mr. Bratton served as Chairman of Kroll Advisory Solutions, a global security solutions and specialized law enforcement company, the successor to Altegrity Risk International, where he served as Chairman from November 2009 to November 2012. From October 2002 to October 2009. Mr. Bratton served as Chief of the Los Angeles Police Department. From 1996 until his appointment as Los Angeles Police Department Chief, Mr. Bratton worked in the private sector, including as Senior Consultant to Kroll’s Public Services Safety Group and Crisis and Consulting Management Group. From 1994 to 1996, Mr. Bratton served his first term as Commissioner of the New York Policy Department by appointment.  Mr. Bratton has also served as head of a number of other police agencies, including Commissioner of the Boston Police Department, Chief of Police of the New York City Transit Police Department, Superintendent of the Massachusetts Metropolitan District Commission of Police and Chief of Police for the Massachusetts Bay Transportation Authority. Mr. Bratton is the Vice Chairman of the Homeland Security Advisory Council. He holds a bachelor’s degree in law enforcement from Boston State College/University of Massachusetts, and is a graduate of the FBI National Executive Institute and the Senior Executive Fellows Program at Harvard’s John F. Kennedy School of Government.

There are no arrangements or understandings between Mr. Bratton and any other persons pursuant to which he was appointed as a director of the Company. There are no family relationships between Mr. Bratton and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Bratton previously provided advisory services to the Company, in connection with which he was granted an option to purchase 5,000 shares of the Company’s common stock with an exercise price of $3.06 per share. Mr. Bratton ceased providing any advisory services to the Company on the Effective Date, but his option will continue to vest in accordance with its terms based on his Board service.

As of the Effective Date, Mr. Bratton will be compensated pursuant to the Company’s non-employee director compensation policy. Under such policy, Mr. Bratton will receive an annual retainer at the rate of $31,250 per year and was granted a restricted stock unit for 3,074 shares, which will vest on the earlier of (i) June 6, 2018 and (ii) the date of the Company’s first annual meeting of stockholders.  The Company also entered into its standard form of indemnification agreement with Mr. Bratton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShotSpotter, Inc.

Dated: November 15, 2017
	By:	/s/ Ralph A. Clark
Ralph A. Clark
President and Chief Executive